Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BIOTA PHARMACEUTICALS, INC.

Biota Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:     That, at a meeting of the Board of Directors of the Corporation on April 11, 2016, the following resolutions were duly adopted, declaring advisable and approving the following amendment to the Certificate of Incorporation of the Corporation:

WHEREAS, Sections 242(a)(1) and 242(b)(1) of the Delaware General Corporation Law provide that the board of directors of a corporation may amend its certificate of incorporation after receipt of payment for its capital stock to change its corporate name without submitting such amendment to a vote of its stockholders; and

WHEREAS, the Board of Directors (the “Board”) of the Corporation declares it advisable and in the best interest of the Corporation and its stockholders to amend the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”) to change the name of the Corporation from “Biota Pharmaceuticals, Inc.” to “Aviragen Therapeutics, Inc.” (the “Name Change”).

NOW, THEREFORE, BE IT

RESOLVED, that Article First of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

“The name of the corporation is Aviragen Therapeutics, Inc.”;

RESOLVED, that the officers of the Corporation (the “Authorized Officers”) be, and each of them hereby is, authorized, empowered and directed to file a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Delaware, and to take all other actions necessary or appropriate, to effect the Name Change.

Second:     That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242(a)(1) and 242(b)(1) of the General Corporation Law of the State of Delaware without a meeting or vote of the Corporation’s stockholders.

Third:          That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 11 day of April, 2016.

BIOTA PHARMACEUTICALS, INC.

By:	/s/ Joseph M. Patti
Name: Joseph M. Patti
Title:	Chief Executive Officer and President